Conference Call Script
3rd Quarter 2021 Results
Tuesday, October 26, 2021
11:00 a.m. local time

Facilitator:
Good morning, and welcome to Peoples Bancorp Inc.’s conference call. My name is Jaime, and I will be your conference facilitator. Today’s call will cover a discussion of the results of operations for the quarterly period and nine months ended September 30, 2021.

Please be advised that all lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press [insert instructions] on your telephone keypad and questions will be taken in the order they are received. If you would like to withdraw your question, press [insert instructions].

This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples’ future financial performance or future events. These statements are based on management’s current expectations.

The statements in this call, which are not historical fact, are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples’ Securities and Exchange Commission filings.

Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples’ business and operations. However, it is possible actual results may differ materially from these forward-looking statements.

Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.

Peoples’ 3rd quarter 2021 earnings release was issued this morning and is available at peoplesbancorp.com under “Investor Relations”.

A reconciliation of the non-Generally Accepted Accounting Principles (or “GAAP”) financial measures discussed during this call to the most directly comparable GAAP financial measures is included at the end of the earnings release.

This call will include about 20 to 25 minutes of prepared commentary, followed by a question and answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com in the “Investor Relations” section for one year.

Participants in today’s call will be Chuck Sulerzyski, President and Chief Executive Officer, and Katie Bailey, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements. Mr. Sulerzyski, you may begin your conference.

Mr. Chuck Sulerzyski:
Thank you, Jaime.

Good morning everyone. Thank you for joining us.

We are delighted to have officially closed our merger with Premier Financial Bancorp, Inc. on September 17, 2021, and welcomed their associates and clients to our organization.
•We have successfully converted all systems with minimal customer impact.
•All of our team members worked hard to accomplish a smooth conversion.
•We are excited about the opportunities the acquisition has created for us, and our ability to execute on our strength of interactions between lines of business.
◦At this point, we already have customers within the Premier footprint who had worked with our insurance and wealth management groups, and are now able to move their banking from other institutions to Peoples with our expanded network of banking locations.
◦We have also engaged wealth management and insurance talent to help facilitate the open lines of communication between the new office locations.
For the third quarter, we had several highlights I would like to mention, including:
•Our premium finance and leasing divisions both had over 60% annualized growth in loan and lease balances compared to the linked quarter;
•Our net interest margin was positively impacted by the leasing division during the quarter, while we maintained our focus on controlling funding costs;
•I am enthusiastic about our fee-based businesses, as we’ve had great growth this year in trust and investment income of 22% and insurance income of 9%, compared to 2020;

•We had a nice surprise, as our deposit account service charges recovered this quarter and were up 25% compared to the linked quarter;
•Our fee-based income from our leasing division has also been a wonderful addition, adding $716,000 year-to-date;
•We continued to have growth in our total revenue, which increased at an annualized rate of 26% compared to the linked quarter;
•Our loan-to-deposit ratio declined to 77% at September 30; and,
•Our regulatory capital ratios improved compared to the linked quarter-end, which had been negatively impacted by the acquisition of North Star Leasing earlier this year, which was an all cash deal.
◦The common equity tier 1 ratio improved 72 basis points to 12.1%; and,
◦Our total risk-based capital ratio improved 84 basis points to 13.6% compared to June 30.
Moving on to our financial performance, we reported a net loss of $5.8 million, or $0.28 per diluted share for the third quarter.
•We had anticipated reduced earnings due to the acquisition-related costs incurred, as well as the provision for credit losses needed to establish the allowance for the acquired loans.
•For the first nine months of 2021, earnings per diluted share were $0.99 compared to $0.70 for 2020.
We had several one-time items during the quarter, which were primarily:
•Acquisition-related costs, which totaled $16.5 million for the quarter, and $20.8 million year-to-date.
◦These costs impacted diluted earnings per share by $0.62 for the third quarter and by $0.81 per share for the first nine months of the year.
•We recognized one-time expenses of $1.9 million for professional services relating to our renegotiation of our core processing and digital banking contracts, which will provide us cost savings over the next several years.
◦These costs reduced diluted EPS by $0.07 for the quarter.
•During the third quarter, we recognized an additional $425,000 of other non-interest expense as our projections for the leasing division indicated that production would exceed our original expectations, leading to potentially higher subsequent earn-out payments related to the acquisition.
I would like to add more color around our increased provision for credit losses for the quarter.
•The acquired loans had a significant impact, driving the increase in our allowance for credit losses during the third quarter.
•At the acquisition date, the purchased credit deteriorated loans that we acquired contributed $22.3 million to the allowance for credit losses, which are not a part of our provision for credit losses as they are a part of the acquisition accounting.

•As a result of the Premier acquisition, we recorded $11.0 million of provision for credit losses to establish the allowance for credit losses for the acquired non-purchased credit deteriorated loans.
•The remainder of the change in provision for credit losses was a reduction, and was mostly attributable to continued improvement in economic loss factors and loss drivers utilized within the CECL model.
As far as PPP lending, we continue to be in the forefront and are well ahead of most in receiving forgiveness proceeds.
•We anticipate that we will have received 90% of the PPP income by the end of the year, with little remaining to be recognized next year.
Our credit quality metrics remain stable post-acquisition.
•The current portion of the loan portfolio stood at 98.9%, down slightly from 99.1% at June 30.
•Our quarterly annualized net charge-off rate grew to 18 basis points.
◦This increase in charge-offs was driven by a $0.5 million charge-off of one commercial and industrial loan relationship, coupled with higher indirect consumer loan charge-offs.
Our nonperforming assets nearly doubled compared to the linked quarter-end, with the increase being driven by the Premier acquisition.
•Premier had a much higher other real estate owned balance, at around $11 million, compared to a few hundred thousand dollars for Peoples historically.
•Most of the increase in nonperforming loans was in the nonaccrual category, which increased $13.0 million due to acquired loans.
•Our allowance for credit losses as a percent of total loans grew 30 basis points compared to the linked quarter-end, and was driven by the accounting for the acquired loan portfolio.
Moving on, our total loan portfolio grew by 33% compared to the linked quarter-end, and was driven by the Premier acquisition.
•At September 30, the acquired loans totaled nearly $1.1 billion.
•We had an exceptional quarter with respect to our new premium finance and leasing divisions.
◦The premium finance division added nearly $18 million in loans during the quarter, equating to 60% annualized growth compared to the linked quarter-end.
◦At the same time, our leasing division added almost $16 million in leases, or 66% annualized growth compared to the linked quarter-end.
•We have been pleased with the production results and loan quality of these two new lending areas, and have the ability and focus to continue to allow them to grow in future quarters.
•If you exclude the acquired loans and PPP loans, our loan growth was 6% annualized compared to the linked quarter-end.
◦Our commercial and industrial balances grew by nearly $14 million, while our construction loans increased almost $10 million.
•Our PPP loans now stand at around $135 million, which includes acquired PPP loans.

◦We have received forgiveness on over 80% of the PPP loans we had originated, excluding the acquired loans.
◦Another bright spot for the quarter was:
▪Our line of credit utilization rates increased, resulting in about $10 million of higher commercial line of credit outstanding balances at September 30 compared to June 30.
•Half of the increase in balances was an advance we anticipate will be repaid by year-end.
▪We are finally seeing recent utilization rates start to recover, after bottoming out during the first quarter of this year.
I will now turn the call over to Katie for additional details around our financial performance and the acquisition.

Ms. Katie Bailey:
Thank you, Chuck.
Our net interest income continued to improve in the third quarter, increasing 7% compared to the linked quarter and 21% over the prior year quarter.
•At the same time, our net interest margin expanded by 5 basis points and 36 basis points, respectively.
◦Contributing to the increases over the linked quarter were higher loan yields, mostly due to the leases and premium finance loans.
◦Our continued decline in deposit costs, which decreased 3 basis points, also positively impacted net interest margin compared to the linked quarter.
•Compared to the prior year quarter, the leading cause of the higher net interest margin was the positive impact from our new lease portfolio, which had a yield of 19.4% for the quarter.
◦We have had strong control over our funding costs, which declined 13 basis points compared to the third quarter of 2020.
◦During the quarter, we recognized $3.1 million of income related to deferred fees and costs on the PPP loans, compared to $3.4 million for the linked quarter.
▪In total, PPP income added 18 basis points to net interest margin for the quarter, compared to 15 basis points for the linked quarter.
•Compared to the first nine months of 2020, our net interest income grew 13% and our net interest margin increased 14 basis points.
◦Again, these improvements were driven by our leases and premium finance loans benefitting loan yields, while we worked hard to reduce our deposit costs.
◦PPP deferred fee and cost income totaled $11.2 million for the first nine months of 2021, compared to $3.8 million during 2020.

For the quarter, our reported efficiency ratio grew mostly due to non-core items, which were significant during the third quarter of 2021, as Chuck previously mentioned.
When adjusted for non-core items, our adjusted efficiency ratio was 63.9%, which is flat compared to the linked quarter. On a year-to-date basis our adjusted efficiency ratio was 64.3% and 62.4% for 2020.
Our fee-based income, which is non-interest income, excluding gains and losses, grew 4% compared to the linked quarter.
•Our deposit account service charges had a substantial increase and were up 25%, or $505,000, which was driven by higher customer activity associated with overdraft and insufficient funds fees.
•Our leasing division also had significant growth during the quarter, and generated a 50% increase in their fee-based income.
Compared to the prior year quarter, fee-based income was up slightly.
•We had considerable growth in trust and investment income, which was up 21%, followed by higher electronic banking income and deposit account service charges.
•These increases were nearly offset by lower mortgage banking income, which declined 71% after the high refinance and purchase volume during 2020, which has diminished in recent quarters.
For the first nine months of 2021, fee-based income grew 7%, and was led higher by a 22% increase in trust and investment income.
•Also contributing to the growth was higher electronic banking income, which was up 20%, while insurance income increased 9% compared to the prior year.
•The leasing division also provided $716,000 of fee-based income for the six months post-acquisition.
•These increases were partially offset by lower mortgage banking income and commercial loan swap fees, coupled with a decline in deposit account service charges.
For the expense side, our total non-interest expense was up 45% from the linked quarter.
•The third quarter included non-core expenses of $18.4 million, which were mostly related to the Premier acquisition and vendor contract negotiation expenses, and drove much of the increase.
•Our FDIC insurance expense increased $481,000 compared to the linked quarter.
◦This increase was associated with our lower leverage ratio for the second quarter of 2021, which is a part of the FDIC insurance calculation.
◦We anticipate this increase to be temporary, as our leverage ratio recovered during the third quarter.
•The remainder of the increase in our non-interest expenses compared to the linked quarter was driven by the additional operating costs of the expanded footprint following the Premier acquisition, along with the additional $425,000 of expense in connection with the increased production estimates for the leasing business, driving a higher anticipated earn-out payment.
Compared to the prior year quarter, total non-interest expense grew 69%, and again was heavily impacted by non-core expenses associated with the Premier acquisition.
•Also contributing to the overall increase was higher amortization of intangible assets associated with other recent acquisitions, along with increased data processing and software costs.
•We have the continued operating costs of the recently acquired businesses, which have also increased our total non-interest expense by nearly $3 million over the prior year quarter.
•Higher salaries and employee benefit costs, along with increased marketing expenses also impacted total non-interest expense compared to the third quarter of 2020.
For the first nine months of 2021, total non-interest expense grew 35%.
•As I mentioned, the non-core expenses were much higher this year, along with continued operating costs of the acquired businesses.
•Our amortization of intangibles continues to grow as we complete acquisitions, and our data processing and software costs have increased compared to last year.
•Salaries and employee benefit costs continue to add to the overall increase as we have worked toward increasing our corporate minimum wage, along with implementing higher 401(k) matches, while we also recognized higher medical costs and incentive costs associated with increased production.
•Our FDIC expense grew $879,000 compared to the first nine months of 2020, as our assets continue to grow coupled with a lower leverage ratio during the second quarter of 2021, further impacting this calculation.
◦During early 2020, we utilized credits related to our FDIC insurance, which lowered our expense for the first nine months of 2020.
We view the increased costs we have incurred in recent periods as part of the necessary process to grow our business. While these costs are high, they are one-time and help us to position ourselves to provide greater shareholder return in the future.
Our overall balance sheet grew nearly $2 billion from June 30, mostly due to the Premier acquisition.
•The investment portfolio grew by nearly 50% from the linked quarter-end, which was due to the acquired investments.
◦At the end of September, our investments to total assets ratio was 22%.
◦Our investment portfolio is a little higher than we would like for it to be, which is due to our excess liquidity and the Premier acquisition.
▪We anticipate that as loan growth materializes and our line of credit utilization rates increase, we should be able to decrease the size of our investment portfolio relative to total assets over time.
The acquisition accounting for Premier is preliminary at September 30. The overall impact of the Premier acquisition included:
•Total assets acquired of over $2 billion;
•Liabilities assumed of $1.8 billion;
•Core deposit intangibles of $4.2 million; and,
•Goodwill of around $71 million.
Our total deposits at quarter-end included acquired balances of $1.8 billion. We had some runoff in our organic deposits, which we had anticipated as deposit balances from customers had been inflated due to the pandemic, coupled with reductions in our brokered CD balances.
At the end of the third quarter, we also had higher governmental deposits, which is a seasonal increase, and we anticipate much of that running off during the fourth quarter.
With the acquired deposit balances, our demand deposits as a percent of total deposits grew to 46%, up from 45% at the linked quarter-end.
Our capital ratios improved compared to the linked quarter-end, mostly due to the Premier acquisition.
•The acquisition of the North Star leasing business had a negative impact on our capital ratios during the year, as it was an all cash deal, but our ratios improved upon completion of the Premier acquisition.
•The non-core items during the third quarter also had a negative impact on our ratios, as we recorded a net loss, but we anticipate future quarters to continue to improve our ratios as we move away from the costs associated with the Premier acquisition.
◦Our common equity tier 1 capital ratio improved 72 basis points to 12.1%;
◦Our total risk-based capital ratio increased 84 basis points to 13.6%; and,
◦Our leverage ratio grew to 11.0% at quarter-end.
▪At September 30, our leverage ratio was inflated due to the partial quarter impact of the Premier assets on our average assets, and we anticipate the full quarter impact during the fourth quarter will cause this ratio to decline.
Our tangible book value per share also grew 3% compared to June 30, and was $18.98 at quarter-end.
I will now turn the call back to Chuck for his final comments.

Mr. Chuck Sulerzyski:\

Thank you, Katie.

Moving forward to 2022, we are enthusiastically embracing our business model, which has proven to be effective. Our team is top-notch, and we will look to continue to grow and expand our brand across our new footprint. We will work hard to ensure that each client is taken care of, respected, and heard. We separate ourselves from the competition by doing the right thing, and doing what we say we will do. This resonates within the communities we serve, and distinguishes our services from others.
We believe that 2022 will separate the winners from the losers. We continue to be recognized not only in local communities, but also by nationally distinguished publications. I mentioned last quarter that we were recognized by Forbes as Best-in-State-Bank in both the states of Ohio and West Virginia, and are the smallest of 16 banks in the country to be recognized in two or more states this year. We strive to execute effectively, which is evidenced in our results.
I would like to circle back on some of our highlights for the quarter, which included:
•Phenomenal performance by our premium finance and leasing divisions;
•The successful closing of the Premier acquisition, which could not have been possible without dedicated effort by everyone involved;
•Overall growth in our fee-based businesses, which continues to contribute to our revenue growth; and,
•The persistence of our lending teams who have worked tirelessly to obtain forgiveness on our PPP loans.
For the remainder of 2021, we have a few thoughts on our performance, and anticipate:
•Fourth quarter non-interest expenses, excluding non-core expenses, will range somewhere between $46 and $48 million;
•We expect net interest margin will grow and settle between 3.50% and 3.60% for the fourth quarter;
•We believe fee-based income will increase by between 3 to 5% for the fourth quarter; and,
•We anticipate loan growth of 4-6% annualized for the fourth quarter.
Also, looking forward to 2022, here is some early guidance as we see it now, excluding non-core items:
•Loan growth of between 5-7%, excluding PPP loans;
•A stabilization in credit costs, as the economy potentially comes out of the pandemic;
•Net interest margin of between 3.55% and 3.75%;
•Fee-based income growth of between 14% and 16% compared to 2021;
•Our quarterly total non-interest expense of between $46 and $48 million; and,

•An efficiency ratio in the high 50’s.
We are excited about the execution and connections with our clients our teams have made during 2021, and plan to look forward to an even better 2022.
This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q and A session is Katie Bailey, our Chief Financial Officer. I will now turn the call back into the hands of our call facilitator.
Thank you.

Question and Answer Session
[Facilitator instructions and questions]

Facilitator: Ladies and gentlemen, at this time we'll begin the question-and-answer session. [Facilitator Instructions] Our first question today comes from Scott Siefers from Piper Sandler.

Mr. Scott Siefers: Good morning. Thanks for taking the question. Wanted to ask just about some of the credit metrics on a reported basis. Obviously quite a bit of noise due to layering in Premier. But just on that reported deterioration, just want to sort of make sure you're still comfortable with the credit quality of what you purchased. I sort of estimate that NPAs, they would have been improved were it not for Premier, so would be curious to hear you thoughts on underlying quality.
And then the final question on that is how do you see those higher levels of nonaccruals and OREO balances kind of getting resolved over time?

Mr. Chuck Sulerzyski: I think the credit came in right where we thought it was, very consistent with our mark, so very much in line with what we thought. And I am very comfortable and very confident that we'll be able to knock those numbers more in line with our historic performance. And I don't think it will take us a long time to do that.

Mr. Scott Siefers: All right. Perfect. And then maybe, just given all the noise that we've had this year between the Leasing transaction and now layering in Premier, maybe a thought on where sort of the steady state reserve kind of flushes out. I think everybody's sort of using as a bogey the CECL Day 1. You have had a lot more M&A activity than most since that was established, so would be curious to hear your thoughts on where the reserve flushes out.

Mr. Chuck Sulerzyski: Well, I think you tell us what the GDP forecasts are and the unemployment forecast and I can probably give you a little better answer. I think as we improve the credit, the reserves will come down. I think we have some opportunity there.

Mr. Scott Siefers: Okay.

Ms. Katie Bailey: Yes. And I would just add -- I mean, I think to your point it is elevated at 9/30 and you saw that jump from 6/30 to 9/30 because of the Premier acquisition. And you're probably familiar with PCD loans and the mark there going to the allowance. So as we work through those and as the economy continues to improve, I think we could get back closer to, on a coverage ratio percentage, to where we were upon adoption. But it will take time to work through the credit.

Mr. Scott Siefers: Yes. And just so I'm kind of on the same page, I mean, that was -- you had a reserve sort of post-CECL of about 1%, right? So there'd be quite a gap between the 1.72, where you are now and where it could go down to. Is that the right way to look at it?

Ms. Katie Bailey: Yes.

Mr. Scott Siefers: All right, perfect. Thank you very much.

Facilitator: Our next question comes from Steve Moss from B. Riley.

Mr. Steve Moss Good morning, Chuck and Katie. This is Steve's associate sitting in for him.
Quick question. Seems like the pipeline is looking strong, mid-single digits here. Just curious where you guys in particular are seeing strength in the pipeline? And, as a follow-up to that, curious how loan pricing is rolling on these days.

Mr. Chuck Sulerzyski: Yes, we feel good about the pipeline. I will say that we've had great production all year long. Production has been much greater than loan growth and I think that will continue to be the case. As far as from where we see it, from a geographic perspective it's pretty much spread across the footprint where there have been times when it's been more concentrated. But we're seeing great opportunities in our McDonald's portfolio. We're seeing great opportunities in multifamily. And I would say those are the leading of the core businesses. Obviously, the Premium Finance and the Leasing businesses had extraordinary growth and we expect them to have excellent growth in the fourth quarter. We've experienced a little bit of a tapering in our consumer businesses. Indirect, still going strong, but a little less robust than it has been. And the same with mortgage.

Mr. Steve Moss: Thank you. And what sort of roll on yields are you guys seeing [unintelligble]?

Mr. Chuck Sulerzyski: We're not seeing a ton of pricing pressure that's any more crazy than it has been for the last year or two. So I would say the prices are stable. There are some CRE deals that we walk away from on pricing, but that's always been that way.

Mr. Steve Moss: Okay. Thank you. That was helpful.

And so the capital ratios have ticked up here as well. I know you said that it looked like it could taper off here in the fourth quarter. So I'm sort of curious, what are your guys' -- what's the capacity for capital deployment, whether that be additional M&A or share repurchases?

Mr. Chuck Sulerzyski: We don't see ourselves doing share repurchases at the current price. As we've stated historically, we look at share repurchases as an acquisition and we'll do it when the earn-back is three years or less. So at the current prices that's not the case.
In terms of current acquisitions, we'd certainly like to digest what we have done this year, but would look favorably at some non-bank deals if we could help the insurance business, the investment business, the leasing business. We would be open to it. I think that from a bank standpoint we would not be disappointed if it took us a few quarters to get to someplace.

Ms. Katie Bailey: And just back to your comment on the capital ratios tapering a bit, that comment was specific to the leverage ratio. In the way that it's calculated it's using an ending equity number and an average asset number. And, given we did this Premier deal late in the third quarter, the average assets wasn't really reflective of that deal at 9/30.

Mr. Steve Moss: Got you. Thank you. And last question for me, just curious if I could get an update on utilization rates, particularly in the commercial side.

Mr. Chuck Sulerzyski: Yes, as mentioned in the script, they were up a few percent, to 34%, about $10 million. One customer was a big piece of that. We expect that piece to pay off between now and the end of the year.

Mr. Steve Moss: Thank you. That’s it for me.

Facilitator: Our next question comes from Michael Perito from KBW.

Mr. Michael Perito: Hey, Chuck, Katie. Thanks for taking my questions. I wanted to ask on the OpEx guide, the $46 million to $48 million in the fourth quarter sounds like carries through to next year as well. I was just curious, what kind of assumptions are you guys making around kind of personnel costs and maybe personnel turnover? And is it fair to assume that there's some conservatism around items such as that which could trend higher which might offset some of the benefits of the cost save and moving the run rate down below where you are in the fourth quarter?

Mr. Chuck Sulerzyski: We have in our budget a merit pool of 3.75%, which is higher than we've had in the 10 years that I have been here. And so I think we have accounted for some of that. I would also say that year to date our turnover rate is 2% less than the prior year, so while there is a lot in the market, I think that we've been fortunate to retain folks. And I think it's a testament to how we partner with employees from a compensation and benefits, but from a culture standpoint it's a pretty decent place to work. Our internal surveys show employee satisfaction levels in the 90 percentiles. And anything over 75% is considered extraordinary.
So, that being said, we do have more vacancies than normal and we are having trouble filling those vacancies. And it's a crazy employment market out there.

Mr. Michael Perito: Right. No, I mean, that makes sense. And those numbers sound very good on a relative basis, actually. But I guess it is fair to say that, based on your opening remarks there, you guys feel like you've factored in a little bit more conservatism into that expense guide in terms of kind of labor-related items than perhaps historically.

Mr. Chuck Sulerzyski: Yes. More expense. Yes.

Mr. Michael Perito: Okay. And then, on the -- kind of a NIM loan balance question. I imagine that some of the better NIM is due to some of the growth you're seeing in like the leasing and the Premium Finance portfolios and obviously benefiting from the funding you're bringing on from Premier as we look into next year's guide. But I guess the question is how -- can you remind us your thought process around how you kind of view those portfolios within your overall loan mix moving forward? Or maybe said another way, I mean, I think kind of about what you're comfortable bringing, you know, remixing the loans to, in terms of Leasing and Premium Finance and consumer, a refresher on that would be great.

Mr. Chuck Sulerzyski: Yes. What we have said is that we would keep the specialty finance businesses to less than 10% of the asset size of the Corporation. So if we're at $7 billion, that's $700 million. And right now, say we've got 250, 260-odd-million. So we have room to grow, but we're never going to let it get oversized compared to the total company. And obviously, we'll do bank deals over time.

Mr. Michael Perito: Helpful. So then, just to make sure I understand that correctly, so that's referring to the Leasing and the Premium Finance portfolios combined, won't become larger than 10% of the overall loan book?

Mr. Chuck Sulerzyski: Correct.

Ms. Katie Bailey: Asset size.

Mr. Chuck Sulerzyski: Asset size.

Mr. Michael Perito: I'm sorry. Asset size. Apology. Yes. Also helpful.
And then just lastly for me, curious, you mentioned the 2022 guide, preliminary guide, in the prepared remarks. So clearly you guys have spent some time budgeting for next year already and are probably still kind of finalizing maybe some of the fine points of that process. But just curious if, Chuck or Katie, you could talk about any other kind of maybe more organic new business development opportunities that are on your radar, whether that be maybe fee opportunities in the West Virginia market or new lending or deposit type of customers, just anything that we should be aware of that we might see next year that that could be additive to the growth?

Mr. Chuck Sulerzyski: Well, certainly introducing insurance and investment into the portions of West Virginia, Kentucky, DC and Maryland that Premier did not offer those products is an opportunity for us. We also think bringing in a floor plan, dealer floor plan, in the McDonald's lending business over that geography is an opportunity. In terms of new businesses, we have an interest -- we think we have purchased a very high quality small ticket leasing company and we would have interest over time of having a mid-level leasing company, mid-ticket, and hope to get that accomplished at some point in time.

Ms. Katie Bailey: And I would just add on a fee-based income category, and we mentioned it in the script a couple times just -- so there's fee income associated with our Leasing division today and I think there's opportunity there in the next year.

Mr. Michael Perito: Helpful. Appreciate the insights. Thanks.

Facilitator: Our next question comes from Russell Gunther from D.A. Davidson.

Mr. Russell Gunther: Good morning. I appreciate the early look at 2022, but wanted to circle back to the margin guide of 3.55% to 3.75%, fairly wide. And was hoping to get your view as to sort of what the glide path from the low end to the high end is, what the drivers would be and then if you're contemplating any Fed rate hikes in that number specifically.
Ms. Katie Bailey: No rate hikes in that guidance. I think a little more steepening of the curve in the higher end of that range for sure. I think when we think about margin of course for 2021 it's been heavily impacted by PPP as we stated in the script. Much of that will go away. But we too look at the cash that's been held on the balance sheet and we didn't quote it in the script but I think that was a drag on margin of about 14 basis points in the third quarter. So you get to the low end, you pick up a little bit of accretion from the Premier acquisition. So 3.50% was what we were for Q3. If we carried that out replacing some of the PPP margin benefits with the cash deployment and then the loan growth that we had quoted, with the mix being -- the growth being heavily weighted, too, in the Leasing division, which has a greater yield than the core kind of loans that we do. I think that's how you get to the middle of that range. Again, the high end would take some steepening.

Mr. Russell Gunther: Okay.

Mr. Chuck Sulerzyski: I'm a bit more optimistic than my wonderful CFO.

Ms. Katie Bailey: [Laughs]

Mr. Chuck Sulerzyski: So -- is what I would say.

Mr. Russell Gunther: All right. Fair enough. I appreciate that. And then, to be clear, you don't contemplate the Fed raising in 2022. Chuck, you're optimistic regardless, but if that were to materialize, what -- how do feel you're positioned for rising rates earlier---

Mr. Chuck Sulerzyski: We’re asset sensitive, so it would be a benefit.

Mr. Russell Gunther: Very good. And then, just switching gears to follow up on the fee conversation. Katie, you mentioned the leasing opportunity. Any other verticals in particular that you see as drivers of that 14% to 16% growth rate that you provided?

Mr. Chuck Sulerzyski: We've also got good opportunity with treasury management in the new geography. There really -- we just bring a much richer product set for their customers. And they were historically a CRE lender, which doesn't have the fee opportunity that the C&I business does. So I think all of that is going to help us.

Mr. Russell Gunther: Great. Thank you both. That’s it for me.

Facilitator: Our next question comes from David Long from Raymond James.

Mr. David Long: Thanks for taking my questions. Looking at the NIM, just to continue the discussion there a little bit, Premier, what was their standalone NIM coming into this transaction?

Mr. Chuck Sulerzyski: It was a little higher than ours.

Ms. Katie Bailey: Yes. 3.60, 3.70.

Mr. David Long: Okay, great. And then, Chuck, I'd be curious. Talking about the NIM and you're being a little bit more optimistic than Katie, where is it that you may be more optimistic? I look at it and I see 25 basis points of PPP fee pressure, but I get there's some upside to where you're at. But just curious on the -- what makes you more optimistic right now?

Mr. Chuck Sulerzyski: Product mix, where we're seeing the growth, I'm probably a hair more optimistic on the ability of some of the higher margin products to grow.

Mr. David Long: Got it. And then last thing, switching gears back to the operating expenses, the $46 million to $48 million run rate. With the Premier deal being done and getting some savings out of that -- and, Katie, I was a little bit surprised that the operating expense number may be flat from the fourth quarter into next year.

Will you remind us of the pace of some of the savings that you expect with the Premier transaction?
Ms. Katie Bailey: Yes. We expected 75% of the cost saves in '21, with 100% being realized starting early in '22.

Mr. Chuck Sulerzyski: We traditionally close and convert on the same weekend, which gives us the opportunity to cut the cost out pretty quickly.

Mr. David Long: Got it. Okay, great. Thank you.

Facilitator: And our next question is a follow-up from Scott Siefers from Piper Sandler.

Mr. Scott Siefers: Thank you. I just wanted to return to that margin discussion a bit as well. Do you have an outlook for what purchase accounting benefit would be in 2022? And to what degree are those embedded in that 3.55 to 3.75 guide?

Ms. Katie Bailey: So, for the third quarter we had about 8 basis points of accretion. I think that will go up to 10 to 15 basis points in '22.

Mr. Scott Siefers: Okay, perfect. I think that actually does it. So thank you very much.

Facilitator: And, ladies and gentlemen, with that we'll be ending today's question-and-answer session. I'd like to turn the floor back over to Mr. Sulerzyski for any closing remarks.

Mr. Chuck Sulerzyski:
Yes, I want to thank everyone for joining our call this morning. Please remember that our earnings release and a webcast of this call will be archived at peoplesbancorp.com, under the Investor Relations section.
Thank you for your time, I wish everyone good health and have a great day.

Facilitator: Ladies and gentlemen, with that we will conclude today's conference call. We do thank you for attending. You may now disconnect your lines.

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